Filed Pursuant to Rule 424(b)(3)
Registration Statement 333-146213
PROSPECTUS SUPPLEMENT
(To prospectus dated September 20, 2007)

$10,000,000
LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATON OBLIGATIONS

Offered as set forth in this Prospectus Supplement pursuant to the

LINCOLN NATIONAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
FOR AGENTS

This Prospectus Supplement relates to shares of our Deferred Compensation Obligations under the Plan to be offered and sold to a select group of "Participants", consisting of highly compensated individuals holding a full-time agent's contract with The Lincoln National Life Insurance Company, or LNL, and of similarly situated individuals associated with affiliates and subsidiaries of Lincoln National Corporation.

The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

May 21, 2008

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement also constitutes a Summary Plan Description, and highlights the key features of the Plan.  This Prospectus Supplement does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this Prospectus Supplement and the Plan Document.  It is important for you to read and consider all information contained in this prospectus supplement in making your investment decision.  You should rely only on information in this Prospectus Supplement, the Plan Document or information to which we have referred you. You should also read and consider the additional information under the caption “Where You Can Find More Information.”  We have not authorized anyone to provide you with information that is different.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  The information contained or incorporated by reference in this prospectus supplement is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospectus may have changed since those dates.

If you have any questions about the Plan that are not answered in this Prospectus Supplement, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from Nolan Financial Group by calling Nolan’s Deferred Compensation Customer Service Line at this number: 888-907-8633.

IRS CIRCULAR 230 NOTICE: As required by the IRS, we inform you that any tax advice contained in this Prospectus Supplement was not intended or written to be used or referred to, and cannot be used or referred to (i) for the purpose of avoiding penalties under the Internal Revenue Code, or (ii) in promoting, marketing, or recommending to another party any transaction or matter addressed in this Prospectus Supplement.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

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THE COMPANY

LNC is a holding company, which operates multiple insurance and investment management businesses through subsidiary companies.  LNL is its wholly owned subsidiary.  Through our business segments, we sell a wide range of wealth protection, accumulation and retirement income products and solutions.  These products include institutional and/or retail fixed and indexed annuities, variable annuities, universal life insurance, variable universal life insurance, term life insurance, mutual funds and managed accounts.  LNC was organized under the laws of the state of Indiana in 1968.  We currently maintain our principal executive offices at 150 N. Radnor Chester Road, Radnor, Pennsylvania.  “Lincoln Financial Group” is the marketing name for LNC and its subsidiary companies.  As of March 31, 2008, LNC had consolidated assets of $185.3 billion and consolidated stockholders’ equity of $11.1 billion.

We provide products and services in four operating businesses and report results through six business segments, as follows:

(1)	Individual Markets, which includes the Annuities and Life Insurance segments,
(2)	Employer Markets, which includes the Retirement Products and Group Protection segments,
(3)	Investment Management, which is an operating business and segment, and
(4)	Lincoln UK, which is an operating business and segment.

We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments, unallocated corporate items (such as investment income on investments related to the amount of statutory surplus in our insurance subsidiaries that is not allocated to our business units and other corporate investments, interest expense on short-term and long-term borrowings, and certain expenses, including restructuring and merger-related expenses) and the ongoing amortization of deferred gain on the indemnity reinsurance portion of the sale of our former reinsurance segment to Swiss Re Life & Health America Inc. (“Swiss Re”) in the fourth quarter of 2001.

The results of Lincoln Financial Network (“LFN”) and Lincoln Financial Distributors (“LFD”), our retail and wholesale distributors, are included in the segments for which they distribute products.  LFD distributes our individual products and services primarily through brokers, planners, agents and other intermediaries.  As of December 31, 2007, LFD had approximately 650 internal and external wholesalers (including sales managers).  The Employer Markets group distributes the employer products and services primarily through financial advisors, employee benefit brokers, third party administrators, and other employee benefit firms.  As of December 31, 2007, LFN offered LNC and non-proprietary products and advisory services through a national network of approximately 7,300 active producers who placed business with us within the last twelve months.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

Certain statements made in this prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our business, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings.  We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our fixed annuity and life insurance businesses and demand for our products;
•
A decline in the equity markets causing a reduction in the sales of our products, a reduction of asset-based fees that we charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of our variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from our assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of investor-owned life insurance business;

•
Changes in GAAP that may result in unanticipated changes to our net income, including the impact of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities;”

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on our ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of our companies requiring that we realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions, including our ability to successfully integrate Jefferson-Pilot’s businesses, to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that we can charge for our products;
•	The unknown impact on our business resulting from changes in the demographics of our client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;
•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results.

The risks included here are not exhaustive.  “Risk Factors” below as well as LNC’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission (“SEC”) include additional factors that could impact LNC’s business and financial performance, which are incorporated herein by reference.  Moreover, we operate in a rapidly changing and competitive environment.  New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

RISK FACTORS

You should carefully consider the risks described below and those incorporated by reference into this Prospectus Supplement before making an investment decision in the Plan generally, or in the LNC Common Stock Account specifically.  The risks and uncertainties described below and incorporated by reference into this Prospectus Supplement are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our Common Stock could decline substantially.  In addition, there are risks in investing your money in the investment choices offering under the Plan.  These risks are discussed with the description of each investment option.

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

Our reserves for future policy benefits and claims may prove to be inadequate.  We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims.  For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the lapse rate of the policies, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive.  The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain.  Accordingly, we cannot determine with precision the ultimate amounts that we will pay, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims.  If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims.  As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets and other factors impact the profitability and expected profitability of many of our products, changes in equity markets and other factors may significantly affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, VUL insurance policies and investment advisory business is based upon account values.  Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue.  Conversely, a weakening of the equity markets results in lower fee income and may have a material adverse effect on our results of operations and capital resources.

The increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products as do better than expected lapses, mortality rates and expenses.  As a result, the higher EGPs may result in lower net amortized costs related to DAC, DSI, VOBA and DFEL.  However, a decrease in the equity markets as well as worse than expected increases in lapses, mortality rates and expenses depending upon their significance, may result in higher net amortized costs associated with DAC, DSI, VOBA and DFEL and may have a material adverse effect on our results of operations and capital resources.

Changes in the equity markets, interest rates and/or volatility affects the profitability of our products with guaranteed benefits; therefore, such changes may have a material adverse effect on our business and profitability.

The amount of reserves related to guaranteed minimum death benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, calculated using a benefit ratio approach.  The GMDB reserves take into account the present value of total expected GMDB payments and the present value of total expected assessments over the life of the contract and claims and assessments to date.  The amount of reserves related to guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed income benefits (“GIB”) for variable annuities is based on the fair value of the underlying benefit.  Both the level of expected GMDB payments and expected total assessments used in calculating the benefit ratio are affected by the equity markets.  The liabilities related to GMWB and GIB benefits valued at fair value are impacted by changes in equity markets, interest rates and volatility.  Accordingly, strong equity markets will decrease the amount of GMDB reserves that we must carry, and strong equity markets, increases in interest rates and decreases in volatility will generally decrease the fair value of the liabilities underlying the GMWB and GIB benefits.

Conversely, a decrease in the equity markets will increase the net amount at risk under the GMDB benefits we offer as part of our variable annuity products, which has the effect of increasing the amount of GMDB reserves that we must carry.  Also, a decrease in the equity market along with a decrease in interest rates and an increase in volatility will generally result in an increase in the fair value of the liabilities underlying GMWB and GIB benefits, which has the effect of increasing the amount of GMWB and GIB reserves that we must carry.  Such an increase in reserves would result in a charge to our earnings in the quarter in which we increase our reserves.  We maintain a customized dynamic hedge program that is designed to mitigate the risks associated with income volatility around the change in reserves on guaranteed benefits.  However, the hedge positions may not be effective to exactly offset the changes in the carrying value of the guarantees due to, among other things, the time lag between changes in their values and corresponding changes in the hedge positions, high levels of volatility in the equity markets and derivatives markets, extreme swings in interest rates, contract holder behavior different than expected, and divergence between the performance of the underlying funds and hedging indices.

Changes in interest rates may cause interest rate spreads to decrease and may result in increased contract withdrawals.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life (“UL”) and fixed portion of variable universal life insurance (“VUL”) insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability.  Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital.  Some of our products, principally fixed annuities and interest-sensitive whole life, UL and the fixed portion of VUL, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts.  Declines in our spread or instances where the returns on our general account investments are not enough to support the interest rate guarantees on these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive.  We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available.  Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk.  Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our contracts have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products.  In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to buy products with perceived higher returns.  This process may lead to a flow of cash out of our businesses.  These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.  A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds.

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt.  Ratings are not recommendations to buy our securities.  Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.  Please see “Item 1. Business - Ratings” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2007 (as may be updated in subsequent periodic and current reports filed with the SEC and incorporated herein by reference) for a complete description of our ratings.

Our financial strength ratings, which are intended to measure our ability to meet contract holder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness.  A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings.  This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income.  Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions.  The interest rates we pay on our borrowings are largely dependent on our credit ratings.  A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital.  In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries described above.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance.  These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in.  If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings.  Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers.  Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance.  This would have an adverse effect on our results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business.  The supervision and regulation relate to numerous aspects of our business and financial condition.  The primary purpose of the supervision and regulation is the protection of our insurance contract holders, and not our investors.  The extent of regulation varies, but generally is governed by state statutes.  These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.  This system of supervision and regulation covers, among other things:

•	Standards of minimum capital requirements and solvency, including risk-based capital measurements;
•	Restrictions of certain transactions between our insurance subsidiaries and their affiliates;
•	Restrictions on the nature, quality and concentration of investments;
•	Restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;
•	Limitations on the amount of dividends that insurance subsidiaries can pay;
•	The existence and licensing status of the company under circumstances where it is not writing new or renewal business;
•	Certain required methods of accounting;
•	Reserves for unearned premiums, losses and other purposes; and
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Assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

We may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time.  Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.  Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.  As of December 31, 2007, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, LFN and LFD, as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and Financial Industry Regulatory Authority (“FINRA”).  Our Investment Management segment, like other investment management companies, is subject to regulation and supervision by the SEC, FINRA, the Municipal Securities Rulemaking Board, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business.  Lincoln UK is subject to regulation by the Financial Services Authority in the U.K.  These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.  Finally, our radio operations require a license, subject to periodic renewal, from the Federal Communications Commission to operate.  While management considers the likelihood of a failure to renew remote, any station that fails to receive renewal would be forced to cease operations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees.  In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents.  These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper.  These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded.  Accordingly, from time to time we are required to adopt new or revised accounting standards or guidance issued by recognized authoritative bodies, including the Financial Accounting Standards Board.  It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

Federal and state regulators continue to focus on issues relating to variable insurance products, including suitability and replacements and sales to seniors.  Like others in the industry, we have received inquiries including requests for information regarding sales to seniors from FINRA.  We are in the process of responding to these inquiries.  We continue to cooperate fully with such authority.  In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally.  Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate.  Some of these proceedings have been brought on behalf of various alleged classes of complainants.  In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.  Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.  For more information on pending material legal proceedings, see “Item 3. Legal Proceedings” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2007 (as may be updated in subsequent periodic and current reports filed with the SEC and incorporated herein by reference) for a complete description of our reportable litigation.

Changes in U.S. federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and the Jobs and Growth Tax Relief Reconciliation Act of 2003 (“JGTRRA”) contain provisions that have and will (in the absence of any further legislation) continue, near term, to significantly lower individual tax rates.  These may have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products.  EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate.  Many of these provisions expire in 2010, unless extended.  The Bush Administration continues to propose that many of the foregoing rate reductions, as well as elimination of the estate tax, be made permanent, and continues to propose several tax-favored savings initiatives, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products.  Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

In addition, changes to the Internal Revenue Code, administrative rulings or court decisions could increase our effective tax rate.  In this regard, on August 16, 2007, the Internal Revenue Service (“IRS”) issued a revenue ruling which purports, among other things, to modify the calculation of separate account deduction for dividends received by life insurance companies.  Subsequently, the IRS issued another revenue ruling that suspended the August 16, 2007 ruling and announced a new regulation project on the issue.  The current separate account deduction for dividends calculation lowered the effective tax rate by approximately 4% for the year ended December 31, 2007.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective.  Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths.  Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company and we have no direct operations.  Our principal asset is the capital stock of our insurance and investment management subsidiaries.

Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds.  Changes in these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding).  As of December 31, 2007, we have ceded approximately $351 billion of life insurance in-force to reinsurers for reinsurance protection.  Although reinsurance does not discharge our subsidiaries from their primary obligation to pay contract holders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk.  As of December 31, 2007, we had $8.2 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts.  Of this amount, $4.3 billion relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement.  Swiss Re has funded a trust to support this business.  The balance in the trust changes as a result of ongoing reinsurance activity and was $1.8 billion as of December 31,

2007.  In addition, should Swiss Re’s financial strength ratings drop below either S&P AA- or A.M. Best A or their NAIC risk based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines.  Furthermore, approximately $2.1 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables.

Included in the business sold to Swiss Re through indemnity reinsurance in 2001 was disability income business.  Swiss Re is disputing its obligation to pay approximately $73 million of reinsurance recoverables on certain of this income disability business.  We have agreed to arbitrate this dispute with Swiss Re.  Although the outcome of the arbitration is uncertain, we currently believe that it is probable that we will ultimately collect the full amount of the reinsurance recoverable from Swiss Re and that Swiss Re will ultimately remain at risk on all of its obligations on the disability income business that it acquired from us in 2001.

During the third quarter of 2006, one of LNL’s reinsurers, Scottish Re Group Ltd (“Scottish Re”), received rating downgrades from various rating agencies.  As of December 31, 2007, of the $800 million of fixed annuity business that LNL reinsures with Scottish Re, approximately 71% is reinsured through the use of Modco treaties, in which LNL possesses the investments that support the reserves ceded to Scottish Re.  For its annuity business ceded on a coinsurance basis, Scottish Re had previously established an irrevocable investment trust for the benefit of LNL that supports the reserves.  In addition to fixed annuities, LNL has approximately $108 million of policy liabilities on the life insurance business it reinsures with Scottish Re.  Scottish Re continues to perform under its contractual responsibilities to LNL.

   The balance of the reinsurance is due from a diverse group of reinsurers.  The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers.  We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business.  We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.  Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten newly issued, individual life insurance contracts.  We regularly review retention limits for continued appropriateness and they may be changed in the future.  If we were to experience adverse mortality or morbidity experience, a significant portion of that would be reimbursed by our reinsurers.  Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers not willing to offer coverage.  If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums.  If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

Catastrophes may adversely impact liabilities for contract holder claims and the availability of reinsurance.

Our insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic, an act of terrorism or other event that causes a large number of deaths or injuries.  Significant influenza pandemics have occurred three times in the last century, but the likelihood, timing, or the severity of a future pandemic cannot be predicted.  In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.  These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.  Pandemics, hurricanes, earthquakes and man-made catastrophes, including terrorism, may produce significant damage in larger areas, especially those that are heavily populated.  Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries.  Accordingly, our ability to write new business could also be affected.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event.  We cannot be certain that the liabilities we have established will be adequate to cover actual claim liabilities, and a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, wholesalers, portfolio managers and other employees, as well as independent distributors of our products.  Intense competition exists for persons and independent distributors with demonstrated ability.  We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position.  Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, wholesalers, portfolio managers and other employees, as well as independent distributors of our products.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives.  These representatives are not captive, which means they may also sell our competitors’ products.  If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive.  We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, claims-paying and credit ratings.  Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions.  A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms.  Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements.  Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively.  We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations.  These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons.  A downturn in the U.S. and other economies could result in increased impairments.

Anti-takeover provisions could delay, deter or prevent our change in control even if the change in control would be beneficial to LNC shareholders.

We are an Indiana corporation subject to Indiana state law.  Certain provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting us.  Also, provisions in our articles of incorporation, bylaws and other agreements to which we are a party could delay, deter or prevent our change in control, even if a change in control would be beneficial to shareholders.  In addition, under Indiana law, directors may, in considering the best interests of a corporation, consider the effects of any action on stockholders, employees, suppliers and customers of the corporation and the communities in which offices and other facilities are located, and other factors the directors consider pertinent.  One statutory provision prohibits, except under specified circumstances, LNC from engaging in any business combination with any shareholder who owns 10% or more of our Common Stock (which shareholder, under the statute, would be considered an “interested shareholder”) for a period of five years following the time that such shareholder became an interested shareholder, unless such business combination is approved by the board of directors prior to such person becoming an interested shareholder.  In addition, our articles of incorporation contain a provision requiring holders of at least three-fourths of our voting shares then outstanding and entitled to vote at an election of directors, voting together, to approve a transaction with an interested shareholder rather than the simple majority required under Indiana law.

In addition to the anti-takeover provisions of Indiana law, there are other factors that may delay, deter or prevent our change in control.  As an insurance holding company, we are regulated as an insurance holding company and are subject to the insurance holding company acts of the states in which our insurance company subsidiaries are domiciled.  The insurance holding company acts and regulations restrict the ability of any person to obtain control of an insurance company without prior regulatory approval.  Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company, or an insurance holding company which controls an insurance company, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company or insurance company.  “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Our business, results of operations and financial condition may be adversely affected by general domestic economic and business conditions that are less favorable than anticipated.

Recent events, including fallout from problems in the U.S. credit markets, indicate a potential near-term recession in the U.S. economy.  A steady economy is important as it provides for continuing demand for our insurance and investment-type products.  Insurance premium growth, with respect to life and disability products, for example, is closely tied to employers’ total payroll growth.  A recession resulting in higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, could cause the demand for our financial and insurance products to be adversely affected, and therefore, have an adverse effect on our results of operations.  In addition, continued problems in the U.S. capital markets could have an adverse effect on our financial condition and liquidity.

I.           PLAN OVERVIEW

The purpose of the Plan is to recognize the services provided by certain highly successful agents.

Here is a summary of the Plan’s key features (capitalized terms are defined below):

✓
Each year, you may elect to defer receipt of up to 70 percent of your Pensionable Earnings into this Plan.  Because the money you defer is contributed before the imposition of federal income taxes, your contributions to the Plan are referred to as your Pre-Tax Deferrals.  You must make your election to contribute Pensionable Earnings earned during a calendar year before January 1st of that year.

✓
The investment performance of your Pre-Tax Deferrals will depend upon the performance of the Investment Options that you select for the investment of your Pre-Tax Contributions. Your Company Basic Match contributions and any Company Discretionary Match contributions, and any Special Credit(s) (together, “Company Contributions”) will be invested in a similar fashion.  There are 24 available

Investment Options, as described in the Section entitled “Your Investment Options,” beginning on page 30 below.

✓
Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms), although you may forfeit Company Contributions (and any earnings attributable to Company Contributions) in cases where you are involuntarily terminated for Cause. Your Account balance is comprised of your Pre-Tax Deferrals, Company Contributions, and any earnings/(losses) due to investment performance.

✓	You may not transfer any amounts credited to the LNC Stock Unit Fund into any other Investment Option.

✓	You must elect for your Pre-Tax Deferrals to begin effective January 1st of a Plan year. The “Delayed Deferral” option has been discontinued due to changes in the tax laws.

✓
You may be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match contribution is $0.50 for every dollar you contribute, up to six-percent of the Pensionable Earnings that you elect to defer (e.g., up to 3% of Pensionable Earnings).

✓
You may also be eligible to receive a Company Discretionary Match contribution with respect to certain Pre-Tax Deferrals if we decide to make one for a particular Plan year.  The Company Discretionary Match contribution may range in amount from $ .01 to $1.00.

✓
The investment performance of your Account will depend upon the performance of the Investment Options that you select from the Plan’s menu of available Investment Options.  Your Account will not actually be invested in those Investment Options.  Instead, the performance of the Investment Options will be used solely as a measure to calculate the value of your Plan Account, and eventual benefit.  This is sometimes referred to as “phantom” or “notional” investing.

The Plan is referred to as a “non-qualified” plan because it is not tax-qualified under section 401 of the Code. Unlike benefits in the “qualified” 401(k) Plan, benefits under this non-qualified Plan are not protected against our insolvency.  If we become insolvent, you would have no rights greater than our other general unsecured creditors have to our assets. As a result, your Account balance would not be guaranteed if we became insolvent.

This Prospectus Supplement is intended to serve as a summary of Plan features and does not detail every possible combination of circumstances that could affect your participation in the Plan or your Account balance. The Plan Document is the legal document regarding your benefits and is the primary resource for all Plan questions.  In the event of any discrepancies between this Prospectus Supplement and the legal document, the Plan Document will govern.

II.           DEFINITIONS

Account.  The term “Account” refers to the separate deferred compensation account that we have established in your name.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional contributions (and any earnings/losses thereon) credited to the various Investment Options available under the Plan.  We may establish various sub-accounts within your Account for the purpose of tracking the amounts credited to the various notional Investment Options you have chosen, for tracking Pre-Tax Deferrals and Company Contribution amounts, investment earnings/losses, and for other administrative purposes.

Benefits Administrator.  The Benefits Administrator is the Plan’s fiduciary and administrator.   The Benefits Administrator is the Vice President of Benefits and Human Resources Administrative Services.  The Benefit Administrator is responsible for the day-to-day administration of this Plan and the authority to made administrative decisions and to interpret the Plan.

Cause.  In the context of a termination for “Cause,” and as determined by the Benefits Administrator in its sole discretion, Cause shall mean:  (1) your conviction for a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure to substantially perform your duties with LNC or a subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to your or your manager which specifically identifies the manner in which the manager believes that you have not substantially performed your duties.

Code.  The Internal Revenue Code of 1986, as amended.

Company Basic Match.  The Company Basic Match is a “guaranteed” match made on a bi-weekly payroll basis equal to $0.50 of every dollar of Pensionable Earnings contributed to this Plan, up to a maximum of 6% of Pensionable Earnings, to the extent such dollar cannot be contributed to the 401(k) Plan due to IRS limits.

Company Contributions.  Company Contributions include any Company Basic Match contribution, Company Discretionary Match contribution, or any Special Credit contributed by the Company to your Account.

Company Discretionary Match.  The Company Discretionary Match contribution is made entirely at our discretion, and in some years may not be made at all.  The amount of the Company Discretionary Match for a particular Plan year is based on pre-set performance criteria, the satisfaction of which must be approved by our Board of Directors before the Company Discretionary Match can be credited to you.  Even if pre-set performance criteria are met, the Board reserves the discretion not to pay a Company Discretionary Match contribution for a particular year.

Disability.  You will be considered disabled if you meet the definition of “disability” contained in the Social Security Act, or you have been receiving income replacement benefits for a period of at least three months under one of the Company’s accident or health plans by reason of a medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of at least 12 months.

Earnings.  Earnings are defined as Pensionable Earnings plus commissions on contract renewals paid to you during the Plan Year from the sale of LNL and LNY life insurance and annuity products while you have a contract with us.

Investment Options.  The term “Investment Options” refers to the menu of investment options available under the Plan for you to invest on a notional or “phantom” basis.  A description of each Investment Option is included in this Prospectus Supplement below.  We reserve the right to add or remove an Investment Option from the Plan at any time and from time to time.

Key Employees.  Key Employees are defined under section 416(i) of the Code (the “top heavy” rules), and would include up to 50 of the highest paid officers of LNC.  Under no circumstances may a payment under this Plan be made to a Key Employee within the first six months following the Key Employee's Separation from Service.  Although it is unlikely that a Key Employee would participate in this Plan, or have a balance credited to an Account under this Plan, a determination of whether you are a Key Employee or not shall be made solely in the discretion of the Benefits Administrator, and in compliance with Code section 409A and any regulations promulgated thereunder.

LNL.  LNL refers to The Lincoln National Life Insurance Company.

LNY.  LNY refers to Lincoln National Life and Annuity Company of New York.

Nolan.  Nolan refers to Nolan Financial Group, the Plan’s recordkeeper and third-party administrator.

Open Window Periods.  Open Window Periods generally commence on the later of (a) the second business day after our quarterly earnings release, or (b) the first business day after the quarterly investors conference and end on the fifteenth day of the last month of the quarter, unless we determine otherwise. If such fifteenth day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

Pensionable Earnings.  Pensionable Earnings may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Pensionable Earnings are defined as first year life insurance commissions plus first year annuity commissions paid to you during the Plan Year from the sale of LNL or LNY products while you have a contract with us.  Pensionable Earnings do not include commissions on contract renewals.

Pre-Tax Deferrals.  Pre-tax Deferrals are the amount of Pensionable Earnings that you have elected to contribute to this Plan in accordance with the enrollment and/or election procedures established by the Benefits Administrator.

Separation from Service.  The Benefits Administrator shall determine whether you have experienced a Separation from Service from LNC; such determination will be consistent with the definition of “separation from service” provided in Code section 409A and in any regulations promulgated thereunder.

Special Credit.  We may credit your Account with a special employer credit at any time during a Plan year.  Special Credits may have special forfeiture, vesting, or other restrictions or conditions associated with them, as determined by the Benefits Administrator.

Stock Units.  “Stock Units” refers to “phantom” units of the Lincoln National Corporation common stock fund offered to employees in the Lincoln National Corporation Employees’ Savings and Profit-Sharing Plan.  You may direct Nolan to contribute all or a portion of your Pre-Tax Deferrals and Company Contributions into the Plan’s Stock Unit Account.  However, amounts invested in Stock Units may not be redeemed or transferred out of the Stock Unit Account until your Plan Account is distributed to you.

Units.  “Units” means “phantom” or hypothetical shares of the Investment Options available under this Plan, excluding the Stock Units.  Units will be notionally credited to your Account pursuant to your investment directions on file with Nolan.

III.           PLAN DESCRIPTION

A.           Eligibility & Participation

This Plan is being offered to select sales agents of Lincoln National Corporation and its affiliates.  You will be eligible to participate in the Plan if your Earnings during the prior calendar year were at least $100,000, and you are classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act.  You must have also entered into an AG2K contract with LNL or a NYAG contract with LNY.

Effective July 1, 2005, experienced subsidy agents of LNL became eligible to participate in this Plan, provided they also met the threshold Earnings requirement of $100,000.  District Agency Network Agents (DANs) and Agency Building General Agency Agents (ABGAs) are not eligible to participate in this Plan.

B.           Deferral Provisions – Your Contributions to the Plan

You will not be eligible to make a deferral for a Plan year if you do not meet the eligibility requirements described in Section A above.

If you are eligible to participate, you may commence participation by making an irrevocable election to defer up to 70% of your Pensionable Earnings into this Plan, such election to become effective beginning on January 1st of the next calendar year.  You may make a valid election by complying with the administrative procedures governing elections established from time to time by the Benefits Administrator.  You must make your election within the time frame established by the Benefits Administrator, but in no event later than December 31st of the year prior to the year in which your Pensionable Earnings are earned.

You are not required to defer any part of your Pensionable Earnings into this Plan; however, if you do not elect to defer at least 6% of your Pensionable Earnings, you may not receive the full amount of Company Basic Match and any Company Discretionary Match contribution that you would otherwise be eligible to receive.

C.           Company Contributions to the Plan

General.  Any amount of Pensionable Earnings that you defer into the Plan after you have earned a threshold amount of $175,000 in Earnings (Pensionable Earnings plus commissions on contract renewals for life insurance and annuity products written by you for LNL and LNY) will be eligible for Company Basic and any Company Discretionary Matches.  While your deferrals may be matched in the Lincoln National Life Insurance Company Agents’ Savings & Profit Sharing Plan up to the IRS annual compensation limit ($230,000 in Earnings for 2008), under this Plan, your deferrals will be matched after your Earnings exceed $175,000.  In other words, you will not receive any match under this Plan until your Earnings have exceeded the $175,000 threshold amount.

Company Basic Match.  You will be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match is $0.50 for every dollar you contribute that is above the $175,000 threshold, up to six-percent of the Pensionable Earnings that you elect to defer (e.g. maximum annual value = 3% of Pensionable Earnings.

Example:  Agent Jones is deferring 7% of his Pensionable Earnings into the Plan.  His Earnings exceeded the $175,000 threshold amount on February 4, 2008.  His Company Basic Match will be determined as follows:

Cycle Date	(A) Gross Earnings YTD	(B) Threshold	(C) Difference (A) – (B)	1st year commissions portion of (C) (Pensionable Earnings)	Deferral %	Deferral Amount	Basic Company Match (3% of Pensionable Earnings)
2/04/2008	$177,930.46	$175,000	$2,930.46	$2,556.69	7%	$178.97	$76.70
2/11/2008				4,974.80	7%	348.24	149.24
2/19/2008				3,803.29	7%	266.23	114.10
2/25/2008				208.18	7%	14.57	6.25

Your Company Basic Match contributions will be invested in accordance with the investment directions you have provided to Nolan with respect to your own contributions (Pre-Tax Deferrals).

Company Discretionary Match. Any Company Discretionary Match contribution that we decide to make will be invested in accordance with the investment instructions you have provided to Nolan.  The Company Discretionary Match will be credited to your Account as soon as administratively feasible after the Company’s Board of Directors approves the Discretionary Match (typically in late March or early April).  The Company Discretionary Match may range in amount from $ ..01 to $1.00.

Failure to elect to defer at least 6% of your Pensionable Earnings directly into this Plan could result in you not receiving the full amount of Company Basic Match and Company Discretionary Match contributions that you would otherwise have been entitled to receive.

Special Credits. In addition to the Company Basic Match and Company Discretionary Match contributions described above, we may credit your Account with a special employer credit for any calendar year.  Special Credits may have a vesting schedule, or such other terms as determined by the Benefits Administrator. Special Credits should not be confused with the Company’s Basic Match or Discretionary Match contributions.

D.           Vesting

Subject to your involuntary termination for Cause, you are immediately vested in all the amounts credited to your Plan Account, unless you have a special arrangement with other terms: your Pre-Tax Deferrals, Company Basic Match contributions, any Company Discretionary Match contributions, and/or any Special Credits described above (unless the terms of the Special Credit specify otherwise) are all 100% vested and non-forfeitable.

E.           The Investment Options

For recordkeeping purposes, you will have an Account established in your name.  In addition, separate investment sub-account(s) may be established within your Account, one for each Investment Option that you select, including one for “phantom” units representing the LNC Stock Fund (your “Stock Unit” sub-account).  Please note, that your “investment” in the various Investment Options offered under the Plan is notional only.  This is sometimes referred to as “phantom” or hypothetical investing.  There is no obligation for LNC to actually invest your money in the Investment Options that you have selected.  The crediting of your Pre-Tax Contributions, and any Company Contributions to the various Investment Options in the Plan is solely a recordkeeping device.  Earnings and/or losses are credited to your investment sub-accounts(s) based on the gains or losses experienced in the “real” investment options that the Plan’s Investment Options track.

The Plan’s Investment Options include the LNC Stock Unit Fund, a Guaranteed Account, and a variety of other investment accounts or funds (currently, unregistered insurance company separate accounts).  A description of these Investment Options, including information about each Investment Option’s investment objectives, strategy, primary risks, fees/expenses and manager(s), is provided in the Section of this Prospectus Supplement called “Your Investment Options” below.

Information about the Investment Options is updated from time to time and can be found on the Company’s website, and on Nolan’s website.  In some cases, where the Investment Option is invested in shares of a mutual fund (funds registered under the Investment Company Act of 1940), a separate fund prospectus is available from the company establishing the mutual fund.

All amounts credited to your Account will remain the assets of LNC until the time such assets are distributed to you.

Your Pre-Tax Deferrals to this Plan will be invested in the Investment Options as you direct.  Any Company Contributions credited to your Account will be invested in the same manner as elected for your Pre-Tax Deferrals.  Nolan will deem any investment direction(s)

given to them to be continuing directions until you affirmatively change them.  If you have not given Nolan specific investment directions for your Plan accounts, Nolan will automatically invest your Contributions into the Plan’s current default investment option, the Balanced Fund, SA #21.

Investment Options under the Plan will be valued each day that stock exchanges in the United States are open for business.  Depending on the Investment Option and the type of security being valued, a determination of value is based on: the closing price of the security on an exchange on which such securities are listed; the average bid quotations for such securities; quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities; the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests; or the average sale or purchase price of the securities when the Plan Trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

All of the Investment Options, including the LNC Stock Unit Fund (discussed above), on which all of the Plans hypothetical investments are based, are unitized funds.  That means investors own a pro-rata portion of all of the securities that may be held by the Investment Option (e.g., stocks, bonds, shares of mutual funds, or units of variable insurance trust funds  – or whatever other securities or instruments the manager of the Investment Option has chosen to invest in to meet its investment objectives), as well as a pro-rata portion of any cash or money market investment held by the Investment Option for liquidity purposes.

The value of a hypothetical Unit of an Investment Option under this Plan “tracks” or is based on the Unit Value of the Investment Option with the same name in the Lincoln National Corporation Employees’ Savings and Retirement Plan (the “Employees’ Savings Plan”).  The value of a unit of the LNC Stock Unit Fund is based on, or ‘tracks”, a unit of the LNC Common Stock Fund in the Employees’ Savings Plan.

The value of a unit of any Investment Option is determined by adding the value of all of the securities held in the Investment Option, plus any cash or the value of any money market investment, then dividing the total value of the Account by the total number of outstanding units issued by the Investment Option.  For the LNC Stock Unit Fund, the value of a unit is calculated each day by dividing the current value of all LNC Common Stock in Lincoln National Corporation Common Stock Account invested in by participants of the Employees’ Savings Plan, plus any cash, by the total number of units allocated to participants in that Plan.  This Fund holds units of a money market account rather than actual cash to satisfy liquidity needs.  The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants’ transfer or redemption transaction.

The valuation date for transfers into the LNC Stock Unit Fund is the date your request is received and confirmed by Nolan, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day).  The valuation date for all other distributions is provided under the Plan.  The valuation date for new contributions into the LNC Stock Unit Fund is the business day on which, or next following the date on which your contribution to the Plan is credited by Nolan to your account.

F.           Trading Restrictions

Subject to the following restrictions and exceptions, you may change your investment instructions, as well as transfer amounts from one non-Stock Unit Investment Option to another non-Stock Unit Investment Option, on a daily basis.  Transfers are limited to one per day, and restrictions on aggregate annual trades in a particular Investment Option may also apply.  Amounts credited to your Stock Unit sub-account must remain invested in Stock Units until your benefit is distributed to you.  In addition, transfers of assets from a non-Stock Unit investment into Stock Units may be limited to Open Window Periods as well as the additional restrictions described in our Insider Trading and Confidentiality Policy.  A copy of Lincoln’s insider trading policy can be found our intranet site.

The website address is: http://inside.lfg.com/lfg/docs/pdf/coc/rel/itp.pdf.

Individuals who are subject to trading restrictions, may have additional limitations.

Amounts credited to a pre-1996 former CIGNA Deferred Compensation Plan sub-account must remain invested in this sub-account until your benefit is distributed. We reserve the right to eliminate or change Investment Options at any time.  We are under no obligation to offer any particular Investment Option or to effectuate an investment selection by you.  Any selection shall be treated by us as a mere expression of investment preference on your part.

G.           Choosing a Beneficiary

When you first enroll you will be asked to designate a beneficiary (a person or an entity such as a trust who will be entitled to receive the value of your account if you die before distribution).  You may name anyone you wish as your beneficiary.

You may, if you wish, name more than one person as beneficiary.  If you name more than one person, however, you should specify the percentage you wish paid to those persons.  Otherwise, the beneficiaries will share the account value equally.

If you do not have a beneficiary designation on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your account will be payable to your spouse, if living, and otherwise to your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form.  A Beneficiary Designation form can be obtained by contacting the Nolan Financial Group at:  (888) 907-8633.  The change will be effective on the date that you submit the form.  You must mail or fax the form to Nolan—this form cannot be submitted electronically.

H.           Distributions and Taxes

Distributable Events.  Beginning in October 2007, distributions from this Plan are permitted only upon the occurrence of the following events:

♦
The distribution date designated at the time of your deferral by electing a “Distribution Year Account” or, during or after the special election period that occurred between August 14, 2007 and October 5, 2007, by designating a new “Flexible Distribution Year Account”;

♦
The Plan’s default distribution date (if you failed to make a Flexible Distribution Year Account election during the special election period) - February 5th of the calendar year in which your 65th birthday occurs;

♦	Death; or
♦	A qualifying financial hardship

You may not take a loan against the balance credited to your Account.

You may not accelerate the receipt of any assets which are deferred or contributed to your Plan accounts on or after January 1, 2005 (or any earnings allocable to such amounts).  This includes an acceleration of a distribution by forfeiting a portion of your Account as a penalty (known as a “haircut”).

You may, however, elect to delay or “re-defer” the distribution of your Account beyond a previously selected distribution date, subject to certain restrictions as described in more detail below.

Termination Accounts—Default Distribution Date.  Previously, you were allowed to defer Pre-Tax Deferrals (and any related Company Contributions) into a “Termination Account,” to be paid out upon the termination of your AG2K contract with LNL or LNY.  However, in order to comply with changes to the tax rules made by the American Jobs Creation Act of 2004 (the “JOBS Act”), you were required to elect a more specific, objectively determinable distribution date with respect to assets which were credited to your Termination Account during a special election period.  We solicited elections from you during the special JOBS Act election period from August 14, 2007 to October 5, 2007, requesting that you designate a “Flexible Distribution Year” for your Termination Account assets.  A Flexible Distribution Year Account can be any calendar year beginning in 2009— it was not necessary for the year to end in a “0” or “5”.   If you did not make an election by the deadline of October 5, 2007, any assets credited to your Termination Year Account will be paid to you on the Plan’s Default Distribution Date. The Default Distribution Date for converted Termination Accounts is February 5th of the calendar year in which your 65th birthday occurs.  However, if your 65th birthday occurs before January 1, 2009, your Termination Account will be payable to you on February 5, 2009.  Your Account will be valued as of the close of business on February 5th or on the last business day preceding February 5th of the applicable calendar year.  Current Distribution Year Accounts were not affected by this change. Further, agents with Termination Accounts who terminated AG2K contracts between August 14, 2007 and October 5, 2007 and who did not make a special JOBS Act election during this period had their Termination Account assets paid out under the prior rules.  They were not be subject to the Default Distribution Date rules.

Termination Accounts -- Default Distribution Form.  If you did not elect an alternative form of distribution for your Termination Account during the special JOBS Act election period from August 14, 2007 to October 5, 2007, your converted Termination Account will be paid to you in a lump sum distribution.  Amounts credited to your non-Stock Unit investment sub-accounts will be paid to you in cash lump sum distribution on your Distribution Date (either the year indicated by your elected Flexible Distribution Year Account, or your Default Distribution Date, as described above).  You will receive amounts credited to your Stock Unit investment sub-account in shares of LNC Stock in a lump sum (with fractional shares in cash) on your Distribution Date as well.

Flexible Distribution Year Accounts.  Beginning with the 2007 annual enrollment period (for the 2008 Plan year), you could elect to defer your Pre-Tax Deferrals into a Flexible Distribution Year Account that you designate at the time you elect to defer amounts into the Plan.  Flexible Distribution Year Accounts may be any calendar year--it is not necessary for the year to end in a “0” or “5”.  You must make this irrevocable election at the time of your deferral on your Distribution Election Form. In general, you must designate Flexible Distribution Year Accounts that are later than the calendar year immediately following the calendar year in which you make your Pre-Tax Deferral election.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account or Distribution Year Account (as described below) that you have designated for that year’s Pre-Tax Deferrals.  Special Credits will be contributed to the Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts.  Beginning in 2008, Distribution Year Accounts will be replaced by Flexible Distribution Year Accounts.  Prior to 2007, you may have elected to defer your Pre-Tax Deferrals into any one of the following pre-established Distribution Year Accounts: the year 2010 Account, 2015 Account, or 2020 Account – or any fifth year afterwards.  You were not permitted to designate a Distribution Year Account that was earlier than the calendar year immediately following the calendar year in which you made your Pre-Tax Deferral election. You were required to make this irrevocable election at the time of your deferral on your Distribution Election Form.

Distribution Year Accounts elected prior to 2007 will not be affected by these changes, but going forward, you will elect to make Pre-Tax Deferrals into Flexible Distribution Year Accounts.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account(s) or Distribution Year Account(s) that you have designated for that year’s Pre-Tax Deferrals; or, in the case of a Special Credit, to a Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts – Default Distribution Form.   For those participating in the Plan prior to 2007, you may or may not have made an election regarding the form in which you wanted your Distribution Year Account distributed to you (e.g., lump sum, or annual installments).  In fact, you may have made separate elections for your pre-2005 and 2005 contributions.  Regardless of any of your prior elections, you were required to make an election by October 5, 2007 regarding the form of distribution for any existing Distribution Year Accounts.  You were required to make a new election as to the form of distribution for your Distribution Year Account, even if you had already made an election.  If you did not make a distribution form election by the deadline of October 5, 2007—any assets credited to your existing Distribution Year Account(s) will be paid to you in the Default Distribution Form—a lump sum.

Flexible Distribution Year & Distribution Year Accounts – Distribution Dates.  Any Pre-Tax Deferrals, plus any Company Contributions made with respect to such deferrals, plus investment earnings/losses allocable to such amounts, will be distributed to you as of February 5th of the specified distribution year.  For example, if you have a 2010 Distribution Year Account, your Distribution Date will be February 5, 2010.  Or, if you have a 2017 Flexible Distribution Year Account, your account will be distributed to you as of February 5, 2017.  Your Account will be valued as of the close of business on February 5th or on the last business day prior to February 5th.  Payment will made to you as soon as administratively practicable, but in no event later than 90 days after the valuation date.  If you have elected to defer Pre-Tax Contributions and related Company Contributions to a pre-established Flexible Distribution Year Account or Distribution Year Account with a date that is beyond the date of your Separation from Service or the date on which your AG2K contract with LNL terminates, distribution of the assets credited to such Account will start in the year specified by your Account designation—not earlier or later.

Alternative Distribution Forms.   If you do not wish to receive your Flexible Distribution Year Account or Distribution Year Account in a lump-sum payment (the default distribution form), you must elect one of the following alternative payment options in either an “Initial Election” or a “Secondary Election,” as described below.  The alternative distribution forms available to you are:

•	Five-year installment payments
•	Ten-year installment payments
•	Fifteen-year installment payments
•	Twenty-year installment payments

If you choose five-year installment payments, you will receive 1/5 of your total account balance the first year, 1/4 of the remaining account balance the second year, 1/3 of the remaining account balance the third year, 1/2 of the remaining account balance the fourth year and all of the remaining balance the final year.

Initial Elections.  Beginning with the 2007 annual enrollment period (pertaining to the 2008 Plan year), you will be required to elect a Flexible Distribution Year Account, and the distribution form for such Account, by completing a deferral election form at the time of your deferral  This will constitute your “Initial Election” under the Plan.  If you made a Flexible Year Distribution Account election for an existing Termination Account, or an election regarding the distribution form for amounts credited to an existing Distribution Year Account during the special JOBS Act election period from August 14, 2007 to October 5, 2007, this also constituted an Initial Election under the Plan.  Finally, if you had an existing Termination Account and you did not make a Flexible Distribution Year Account election during the special JOBS Act election period, or you did not make a distribution form election for your existing Distribution Year Account, your Account became subject to Plan’s Default Distribution Date and Default Distribution Form rules.  In this case, the default will be deemed your Initial Election.

If you are a new participant, or you are electing a new Flexible Distribution Year Account, you will be required to make a valid “Initial Election” when you complete your deferral election form.  You can do this by indicating the desired Flexible Distribution Year Account as well as the distribution form for such Account.

Secondary Elections.  Under any of the above scenarios, you will have just one additional opportunity, or “Secondary Election,” to delay your payment date by a minimum of five (5) years.  Your Secondary Election is not effective for one year—it becomes effective on the 366th day following your election.  If you choose to make a Secondary Election, you will need to make it at least 366 days prior to the date on which your account would have been paid under your Initial Election.  At this time you may also elect to change the distribution form—from a lump sum to installments or vice-versa—with a mandatory minimum five (5) year delay.

Example One:  Sue had a 2013 Flexible Distribution Year Account and her contract with LFG will end in 2013.  Sue’s Initial Election was to have her Account distributed as a lump sum payment.  Through a Secondary Election, Sue can choose to delay her payment by five (5) years to 2018 and change her form of payment distribution from lump sum to 5 annual installments.  Sue will need to submit her Secondary Election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2012.  If Sue does nothing, her Plan Account will be valued on February 5, 2013 and paid to her in a single lump sum within six (6) weeks of that date.

Example Two:  Glenn had a 2011 Flexible Distribution Year Account and his contract with LFG will end in 2008.  Glenn made an Initial Election to have his account distributed as installments over twenty years.  Although Glenn’s contract ended in 2008, his account will still be paid starting in 2011.  The first installment will be valued on February 5, 2011 and paid to him within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks of those dates.

Example Three:  Ron, who intends to end his contract in 2011, has a 2009 Flexible Distribution Year Account and made an Initial Election to have his account paid as a lump sum.  If Ron does nothing, his account will be valued on February 5, 2009 and paid as a lump sum to him within six (6) weeks of that date.  If Ron decides he would prefer his payment distribution to be in 5 annual installments instead of a lump sum, he must submit a Secondary Election form at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2008.  His Secondary Election will allow him to change his payment distribution from lump sum to five annual installments; however, because this is his Secondary Election, his distribution will also be delayed by a minimum of five (5) years to 2014.  If Ron makes a valid Secondary Election to change his payment form to five annual installments starting in 2014; his Secondary Election is irrevocable and he will not have any additional opportunities to change his elections.  Ron’s first installment from his 2014 Flexible Distribution Year Account will be valued on February 5, 2014 and paid to him within six (6) weeks of his Valuation date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks of those dates.

Example Four:  Emily plans to retire from LFG in 2015 at age 65 and has a 2015 Distribution Year Account with an Initial Election designating a payment form of ten annual installments.  Due to an unforeseen illness, Emily will be leaving LFG in 2008 and is wondering if she can have quicker access to her account.  Through a Secondary Election she will have the option to change her distribution from installments to a lump sum payment; however, she must defer the payment of her Distribution Year Account by a minimum of five (5) years to 2020.  She would also need to make such an election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 4, 2014.  If Emily does nothing, her Plan Account will be paid to her starting in 2015 as ten annual installments based on her Initial Election.  Her first payment will be valued on February 5, 2015, and paid within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to her within six (6) weeks of that date.  (Note that Emily may not use her Secondary Election to accelerate payment of her account from 2015 to 2008).

Upon Death.  In the event of your death prior to the commencement of the distribution of your Account(s), your beneficiary will receive a lump sum payment that will be paid as soon as possible after your death (but in no event later than 90 days after the date of your death), regardless of any distribution form election that you may have made.  Your Account(s) will be valued as of the date of your death for distribution to your Beneficiary(ies).

In the event of your death after the distribution of your Account(s) (per your election of an “Alternative Distribution Form”—as described above) has commenced, but prior to the complete distribution of your Account balance(s) to you, your remaining Account balance(s) will continue to be paid to your Beneficiary(ies) in accordance with your elected distribution option.

Delays in Distributions.  As described in the Section above describing “Initial and Secondary Elections,” you are allowed to make a one-time, irrevocable election to delay the date on which your Account would otherwise be distributed to you by making a “Secondary Election.”  You must make a Secondary Election at least 366 days prior to the date on which your Account would have been paid under the Initial Election, and the distribution must be delayed for at least 5 additional years.

Upon a Qualifying Financial Hardship.  In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship.  Assets from your non-Stock Unit sub-account will be used first.  In the event that the amount needed to satisfy the hardship is greater than the value of your Stock Unit sub-account, the balance of your hardship distribution will be paid to you in shares of LNC Stock.  Hardship distributions will be permitted only if you are faced with an unforeseeable financial emergency. An unforeseeable financial emergency is defined as “severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.”  The Benefits Administrator determines if the hardship qualifies under the appropriate standards.  Please note that it is very rare that a hardship meets these stringent criteria.

Taxes.  Distributions under this Plan are taxable as ordinary income in the year that you receive them.  Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws.  Because of the nature of this Plan (non-qualified), you cannot “roll over” distributions from this Plan into a qualified plan such as your IRA or another employer’s savings plan.

If your distribution includes LNC stock and you do not have a cash distribution large enough for the tax withholding, shares of stock scheduled for distribution will be sold to satisfy the tax withholding requirement, or your non-Stock Unit sub-account(s) will be debited to pay the necessary taxes, at the discretion of the Benefits Administrator.

Cash Out of Small Account Balances.   If at any time the sum of your Accounts under this Plan, aggregated with the sum of your accounts under any other plans or programs sponsored by us that are subject to Internal Revenue Code Section 409A, is less than $15,500* you will be paid an immediate cash lump sum in all circumstances.  For example, if your Account balance is $30,000 and you elect five annual installments and the sum of your Account balance after the third installment is $12,000, you will receive a total distribution in that year and no further installments.

*The applicable dollar limit under section 402(g)(1)(B) in effect for the calendar year.

I.           Other Important Facts about the Plan

Lincoln National Corporation Securities.   This Prospectus Supplement covers $10 million of Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  Compensation deferred for a participant under the Plan is notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan account we establish for the participant.  Each account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that account balances treated as invested in our common stock are distributed in shares of our common stock.

For information regarding distributions from the Plan, see “H.  Distribution and Taxes” above.

Unfunded Status.  This Plan is a non-qualified and unfunded benefit plan.  Unlike a qualified retirement plan, which is subject to strict funding requirements under ERISA and the Code, your Account balance is not held in trust and is therefore not protected against the claims of our general creditors in the case of our insolvency.  In the event of insolvency, the rights of any participant in the Plan (as well as the rights of his or her beneficiary or estate) to claim amounts under the Plan are solely those of an unsecured general creditor of LNC.  No trustee has been appointed to take action with respect to the Deferred Compensation Obligations.  You, and each other participant in the Plan will be responsible for enforcing your own rights with respect to the Deferred Compensation Obligations.  We may establish a “rabbi,” or grantor trust to serve as a source of funds from which we can satisfy the obligations.  If a grantor trust is established, it will not change the unfunded status of the Plan--you will continue to have no rights to any assets held by the grantor trust, except as our general creditors.  Assets of any grantor or rabbi trust will at all times be subject to the claims of our general creditors.

Amendment & Termination of the Plan.  We have the ability to amend the Plan prospectively at any time.  We also have the ability to terminate the Plan provided that you and other participants and beneficiaries receive advance notice.

No Assignment of Interests.   Your interests in this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her Beneficiary(ies), will be null and void.   Prior to the time that your Account is distributed to you, you have no rights by way of anticipation or otherwise to assign or dispose of any interest(s) under the Plan.

Plan Administrator & Plan Fiduciary.  The plan administrator and fiduciary for this Plan is the Benefits Administrator.   The Benefits Administrator shall have complete authority to take any such actions that he believes are necessary or desirable for the proper administration and operation of this Plan.  The Benefits Administrator has authority for the day-to-day operation of the Plan, and the authority to make administrative determinations and interpret the Plan (with the advice of counsel  as necessary, desirable, or appropriate).

If you disagree with any decision, action or interpretation of this Plan, you may submit in writing a full description of the disagreement to the Benefits Administrator.  Subject only to review by the Board of Directors of the Company, the decision of the Benefits Administrator in reference to any disagreement shall be final, binding, and conclusive on all parties.

As of the date of this Prospectus Supplement, any correspondence to the Benefits Administrator can be sent to:

William David, VP of Benefits and HR Administrative Services
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087-5238

J.           Participant Communications

You will receive quarterly statements that will show any activity in your Account during the past calendar quarter (your “Participant Activity Statement”), including any contributions, and dividends credited to your Account.  You will also receive a “Participant Benefit Statement” showing the opening and closing balances for your Account for each calendar quarter, broken down or itemized for each Investment Option or fund, and any deferrals or contributions, transfers, distributions or other adjustments that may have taken place during the period.  This Statement will also include your investment results for that quarter, also broken down or itemized for each Investment Option or fund.

YOUR INVESTMENT OPTIONS

Last Updated April 30, 2008

Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your Plan accounts, and any future contributions that you and/or we may make to your accounts (Pre-Tax Deferrals, Company Basic Matching Contributions, and any Discretionary Matching Contributions—collectively, “Contributions”), among the various Investment Options described below.  Subject to the rules restricting the trading activities of executives and other officers of the Company, and any trading restrictions or other limitations imposed by the Investment Options involved (described in more detail below), you may make elections directing the Nolan Financial Group (“Nolan”)—the Plan’s recordkeeper and third party administrator—as to how to invest your future Contributions, including elections to increase or decrease the rate of future contributions into the LNC Stock Unit Fund.

With the exception of the LNC Stock Unit Fund, you may transfer amounts currently credited to one Investment Option to another Investment Option.  Subject to various applicable trading restrictions described below, you may also transfer amounts credited to a Non-LNC Stock Unit Fund Investment Option to the LNC Stock Unit Fund.  You may not redeem or transfer amounts credited to the LNC Stock Unit Fund out of that Fund until your Plan Account(s) are distributed to you.

Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them. If you have not given Nolan specific investment directions for your Plan accounts, Nolan will automatically invest your Contributions into the Plan’s current default investment option.  The default investment option for the Plan is the Balanced Fund, SA #21.

Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is approved and processed by Nolan.

Trading Restriction & Other Limitations.

You may not transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option.  However, you may transfer amounts credited to your Non-LNC Stock Unit Investment Options into the LNC Stock Unit Fund, or make new elections to increase your contributions into the LNC Stock Unit Account, subject to certain trading restrictions described below, and in the “Insider Trading and Confidentiality Policy” available to you on the LFG intranet website at the following address: http://inside.lfg.com/lfg/docs/pdf/coc/rel/itp.pdf.

Transfers from the Guaranteed Fund are not restricted in the same way as they are in the qualified savings plan (limited to two transfers during any 12-month period, with the total of the two transfers not exceeding 25% of the amount you have invested in that Fund, etc.).  However, if you were a participant in the CIGNA deferred compensation plan and made deferrals into the guaranteed fund investment option under that plan prior to 1996, those assets were credited to a special CIGNA guaranteed fund account under the Plan (the “CIGNA Account”).  You will not be permitted to transfer amounts credited to a CIGNA Account into any other Plan Investment Option.

In order to prevent market timing, excessive trading, and other abuses, if you have made more than 26 trades in any one calendar year will not be able to place transaction orders electronically or by phone for the remainder of such calendar year – you will, however, be permitted to trade through first class U.S. mail service.

Notional Investment In Plan.

Contributions to the Plan, and all investment earnings (or losses) thereon, are notional or bookkeeping amounts only.  These Contributions are not actually set aside for you in your Plan Accounts, or held in a trust of any kind.  This is sometimes referred to as “phantom” investing, and is described in more detail elsewhere in the Summary Plan Description and Prospectus, and in the Plan document.  The Units of each Investment Option described below, including any Stock Units, represent “phantom” shares of the Investment Option, and are credited solely for the purpose of tracking the performance of the underlying investments.

In deciding how to invest your Plan account, you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions.  The information below will help you to understand the investment choices and the differences among them.  The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

Comparative Performance of Investment Options

In general, the following table sets forth the annualized yield earned on the Investment Options underlying the Units currently offered by the Plan over certain periods of time—assuming the reinvestment of dividends and interest. The yield information provided below is measured by the overall performance of each investment option as if the investment was held for the entire Plan Year.  All rates of return represent past performance and are not necessarily indicative of future performance.  Many conditions such as inflation, business growth and interest rates may be different in the future.  Investment return and principal value may fluctuate and may be worth more or less than the original cost.  This table has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and you should consult a qualified investment adviser before making any investment decisions.  Except as indicated below, investment management fees and contract fees have not been deducted from the performance data below.   Please see the description of “Expense” for each Investment Account for more detail about these fees and expenses.

In cases where fees and expenses were not included in the performance data, please note that the performance figures would be reduced if such expenses were deducted from performance data.

In addition, you will find comprehensive fee disclosure on the LFG website.  To find additional fee disclosure, go to the Lincoln Financial Group Home Page at http://www.lfg.com.  From the row across the top of the screen, click on “Financial Products”.  On the scroll down menu, click on “Retirement Plans”, then click on “Lincoln DirectorSM group variable annuity” in the chart.  On the right hand menu, click on “Fee Disclosure”.

Investment Option		Annualized Returns Expressed as a % as of April 30, 2008*

	1 Year	3 Years	5 Years	10 Years
Employer Securities
LNC Common Stock Fund[1]	-23.75	7.06	11.61	2.32
Stability of Principle/Income Preservation Options
Guaranteed Account[2]	4.00	4.00	4.56	5.52
(SA #14) Short Term	4.92	4.78	3.46	4.11
Bond Options
(SA #12) Government/Corporate Bond	3.35	4.66	5.39	6.78
(SA #20) High Yield Bond	-0.05	7.71	9.68	7.26
Balanced Options
(SA # 21) Balanced	-0.88	7.66	9.09	5.41
(SA #30) Conservative Balanced	0.57	6.43	7.02	5.87
(SA # 32) Aggressive Balanced	-2.20	8.14	10.49	5.30
Large-Cap Equity Options
(SA # 11) Core Equity	-3.75	7.82	10.85	3.81
(SA # 22) International Equity	-5.58	12.69	19.03	9.34
(SA # 23) Large Capitalization Equity	3.41	9.76	8.38	1.61
(SA # 27) LVIP S&P 500 Index**[3]	-4.89	7.94	10.29	N/A
(SA # 28) Value Equity	-5.92	7.71	11.61	2.60
(SA # 33) LVIP Delaware Social Awareness**	-6.79	8.25	11.78	3.61
(SA # 34) American Funds Insurance Series Global Growth**[4]	3.04	15.49	15.34	N/A
(SA # 35) Fidelity VIP Contrafund**	4.60	13.80	15.61	8.34
(SA # 54) American Funds Insurance Series International**	5.34	18.98	21.67	9.62
(SA # 61) Delaware Value**[5]	-13.05	6.36	10.10	2.19
(SA# 81) BlackRock Capital Appreciation**	7.62	10.64	11.04	3.90
Medium- and Small-Cap Equity Options
(SA # 17) Medium Capitalization Equity	0.86	12.24	14.28	3.80
(SA # 24) Small Capitalization Equity	-6.68	9.77	10.66	7.50
(SA # 36) LVIP Small-Cap Index**[6]	-11.37	8.04	13.15	4.76
(SA # 37) Neuberger Berman AMT Mid-Cap Growth**	0.86	15.39	15.50	6.27
(SA # 38) Neuberger Berman AMT Regency**[7]	-8.33	9.01	14.64	N/A

* Rates of return are expressed as percentiles and exclude the effect of fees, charges and other expenses, unless otherwise indicated. Please see applicable footnotes.

** The operating expenses associated with the underlying fund have been deducted from the rates of return.

1. Performance results have been adjusted to reflect dividends paid and stock splits.  The data represents the historical unitized value of the LNC Common Stock Account as of 4/30/2008.
2. Performance results are as of 03/31/2008, and reflect the average rates of return during the specified periods.
3. Performance stated is the performance of SA#27.  Performance stated is a blend of the performance of the previous underlying investment options (the Scudder VIT Equity 500 Index and the DWS Fund, which began January 29, 1999), and the current underlying investment option, the LVIP S&P 500 Index Fund, which has been the underlying investment option of SA#27 since June 25, 2007.  Performance since inception is -0.18%.
4. Performance stated is the performance of SA#34, which began in 1998.  Performance stated is a blend of the performance of the previous underlying investment options, Janus Aspen World Wide Growth Fund, American Funds New Perspective Fund, and the current underlying investment option, American Funds Insurance Series Global Growth, which has been the underlying investment option of SA#34 since December 2006.  Performance since inception is 3.59%.
5. Performance stated is the performance of SA#61, which began in June 1996.  Performance stated is a blend of the performance of the previous underlying investment options, the Delaware Large Cap Value Fund (prior to December 2, 2004), and performance data for the current underlying investment option, the Delaware Value Fund – which has been the underlying investment option of SA#61 since November 2004.
6. Performance stated is the performance of SA#36, which began in August 1997.    Performance is a blend of the performance of the previous underlying investment option, the DWS Small Cap Index Fund, and the current investment option, the LVIP Small Cap Index Fund, which has been the underlying investment option of SA#36 since June 25, 2007.
7. Performance stated is the performance of SA#38, which began in August 1999.  Performance stated is a blend of the previous underlying investment option, Neuberger Berman Partners, and the current underlying investment option – Neuberger Berman AMT Regency, which has been the underlying investment option of SA#38 since August 22, 2001.  Performance since inception is 9.07%.

Investment Risks

It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward.  The reverse, also, is generally true: the lower the risk, the lower the potential reward.  As you consider investing in the Plan’s Investment Options, you should take into account your personal risk tolerance.  Diversification within your investment portfolio can reduce risk.

The Investment Options are subject to one or more of  the following general risks:

Inflation Risk: The possibility that, over time, the returns will fail to keep up with the rising cost of living.

Liquidity Risk: The chance that an Investment Option, if it had insufficient reserves to meet participant withdrawals, would incur market value adjustment or penalty for early withdrawal from one or more of its contracts.

Market Risk:  The chance that the value of an investment will change because of rising (or falling) stock or bond prices.

In addition, depending on the style, composition, and the investment strategy of a particular Investment Option, an Investment Option may be subject to one or more of the following risks:

Call/Prepayment Risk: The chance that during periods of falling interest rates, a mortgage-backed bond issuer will repay a higher-yielding bond before its maturity date because the underlying mortgages have been paid off ahead of schedule.  If this were to occur, the Investment Option would lose the opportunity for additional unit price appreciation, and would be forced to reinvest the unanticipated proceeds at lower interest rates.  As a result, the Investment Option would experience a decline in income.

Country Risk:  The possibility that events such as political or financial troubles or natural disasters will weaken a country’s economy.  Generally, international investing entails greater Country Risk compared to investment in domestic, or U.S. companies or entities. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations and government regulations, accounting standards, and market conditions.  Country Risk is magnified in countries with emerging markets, since these countries may have relatively unstable governments and less established markets and economics.

Credit Risk:  The chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all.  When considering an investment in bonds, it is important to assess credit risk and its potential pay offs.  While rising interest rate movements can reduce the value of your bond investment, a default can almost eliminate it.

Currency Risk:  The possibility that a foreign investment will lose money because of unfavorable currency exchange rates.

Interest Rate Risk:  The chance that bond prices overall will decline over short or even long periods due to rising interest rates.  Bond prices are tied directly to interest rates and move in opposition to interest rate changes—when interest rates increase, bond prices decrease, and vice-versa.  Because stock and bond prices often (but not always) move in opposite directions, an Investment Option that holds both stock and bonds may experience less volatility.  Additionally, fixed-income investments also assume Credit Risk (defined above).

Investment- Style Risk: The chance that returns from the stock market segments in which an Investment Option is most heavily weighted (large-cap and value stocks) may under-perform other asset classes or the overall stock market.  In general, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

Manager Risk:  The chance that poor security selection will cause an Investment Option to under-perform other Investment Options with similar objectives.

All of the Investment Options are insurance company separate accounts.  The following Investment Option descriptions are summaries based on information about the Investment Options available on the date of this Summary Plan Description and Prospectus.

Stability of Principal Investment Options

The Guaranteed Account and the Short Term Account (SA#14).  Investment Options in this category are conservative investment options seeking to hold the principal value of an investment so that it is stable or close to stable through all market conditions.  Stability of principal funds may credit a stated rate of return or minimum periodic interest rate that may vary.  These types of investments are often referred to as a “guaranteed account” or “money market account”.

The Guaranteed Account

•
Investment Objectives:  This Investment Option seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal.

•
Investment Strategies: The Guaranteed Account is part of the general account of LNL and is backed by the general credit worthiness and the claims paying ability of LNL.  The general account invests in government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio.  The Guaranteed Account offers a quarterly-set interest rate with a guaranteed minimum rate of return.  Annual transfers from the Guaranteed Account are limited to 25% of the value of your investment in the Guaranteed Account.

•	Primary Risk: Inflation Risk; Market Risk; Liquidity Risk; and Interest Rate Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.00%. No asset charges are deducted from participant accounts.

Short Term Account (SA#14)

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Investment Objectives: This Investment Option seeks to maximize current income consistent with the preservation of capital and liquidity.    The long-term investment objective is to exceed the performance of the Citigroup 90-day Treasury Bill Index.

•
Investment Strategies:  This Investment Option invests primarily in a portfolio of short-term money market instruments (commercial paper, bankers’ acceptances, certificates of deposit, loan participation agreements, repurchase agreements, and short-term U.S. government debt) maturing within one year from the date of purchase.

•
Primary Risks: Inflation Risk; Liquidity Risk; Market Risk; Credit Risk; and Interest Rate Risk.  Although this Investment Option seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Investment Option if there is a significant level of obligor defaults. An investment in the Short Term Account is not insured or guaranteed by the FDIC or any other government agency.

•	Account Manager: Effective January 1, 2007, LNL is the registered investment advisor (formerly Delaware Investment Advisors).

•	Expenses: 0.60%

Bond Options

Government/Corporate Bond (SA#12) and the High Yield Bond (SA#20).  The Investment Options in
this category seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stocks. These Investment Options generally have a lower potential for capital growth.

Government/Corporate Bond (SA#12)

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Investment Objectives:  This Investment Option seeks to maximize long-term total return through a combination of current income and capital appreciation.  The long-term objective is to exceed the total return of the Lehman Brothers Aggregate Bond Index.

•
Investment Strategies:  The Investment Option invests primarily in a portfolio of investment-grade fixed-income securities including bonds and other debt securities with maturities generally exceeding one year, preferred stocks consistent with the investment objective, and futures and options contracts.  The average portfolio quality may be no less than A/A with no more than 50% of the portfolio invested in securities rated Baa/BBB or lower by Moody’s and S&P, respectively. The Investment Option may also invest in foreign bonds and high-yield bonds and may have high-yield bond holdings of up to 10%. The maximum range of investments allowed by asset category are: 50% money market instruments, 100% public bonds, 5% convertible bonds, and 5% preferred stock and convertible preferred stock.  The Investment Option can also invest in futures and options.  The Investment Option diversification maximums are: 25% per industry, 5% per non-government issuer, 50% mortgage-backed securities, 30% supra-national entities (such as the World Bank), and 5% non-dollar (un-hedged). The duration of the Investment Option is targeted to the duration of the Lehman Brothers Aggregate Index.

•
Primary Risks: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.  The Investment Option is exposed to the general risks of investing in bonds as well as investing in foreign securities.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

High Yield Bond (SA#20)

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Investment Objectives:  The Investment Option seeks to maximize long-term total return through a combination of current income and capital appreciation.  The long-term investment objective is to exceed the total return of the Merrill Lynch High Yield Master I Index.

•
Investment Strategies: The Investment Option invests in a well-diversified portfolio of fixed-income securities rated below investment grade.   Investments include, but are not limited to, bonds and other debt securities with maturities generally exceeding one year, high-quality money market instruments, warrants, common stock, or preferred stock which, in the aggregate, do not exceed 5% of the portfolio.  The average quality of the Account will be rated at least B2/B with no more than 20% rated B3/B- or lower by Moody’s and S&P, respectively.  No more than 5% of the Account shall be invested in the securities of any company.  Foreign national securities are limited to an aggregate of 15%.  No more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.  The Account invests in lower-quality bonds and therefore may be at risk for the issuer not being able to repay the promised interest or principal. High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments and investment grade bonds paying a higher rate of interest to pay the investor for the increased level of risk.  To manage this higher investment risk, the Account manager monitors the bond issuer’s performance and constantly evaluates the risk/reward characteristics of the securities as well as the diversification requirements.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Balanced Option

Balanced Account (SA#21), Conservative Balanced Account (SA#30) and Aggressive Balanced Account (SA#32). This category consists of Investment Options that seek to “balance” growth of principal and current income by investing in stocks with potentially high dividends or a combination of stocks, bonds, and money market instruments. The asset allocations of the funds are monitored daily and any allocation changes are made in context with the Account manager’s models, valuation targets, market activity, and other indicators.  Managers allocate portfolio assets based on their determination of which investments offer the greatest return potential with the lowest risk.  Some Accounts have fixed allocations and others allow managers full discretion.

Balanced Account (SA#21)

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Investment Objectives: The Investment Option seeks to maximize long-term total return through a combination of current income and capital appreciation with moderate level of risk.  The long-term investment objective is to exceed the median return of the Lipper Balanced Funds Peer Group, and to exceed the median return of its customized benchmark index (45% Russell 1000, 10% MSCI EAFE, 40% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

•
Investment Strategies: The Investment Option invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments.  In addition, the Investment Option also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Investment Option may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond

(SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  The range of investment allowed in each investment sector at the separate account level is: 20-70% equities (including up to 20% international securities), 15-60% fixed income and 0-65% short term. These sector allocations may vary from time to time.

Not more than 5% of the Investment Option shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Investment Option shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.  Investments in fixed income securities rated below investment grade are limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Conservative Balanced Account (SA#30)

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Investment Objectives:  This Investment Option seeks to maximize long-term total earnings through a combination of current income and capital appreciation with a conservative level of risk.  The long-term investment objective is to exceed the median return of the Lipper Income Funds Peer Group, as well as to exceed median return of its customized benchmark index (20% Russell 1000, 5% MSCI EAFE, 60% Lehman Brothers Aggregate Bond, 15% Citigroup 90-Day T-Bill).

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Investment Strategies: The Investment Option invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. Investments in fixed income securities rated below investment grade are limited to 5% of the portfolio. In addition, the Investment Option also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Investment Option may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  The range of investment allowed in each investment sector at the separate account level is: 0-40% equities (including up to 10% international equities), 30-80% fixed income, and 0-70% short term. These sector allocations may vary from time to time.

No more than 5% of the Investment Option shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Investment Option shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Country Risk, Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Aggressive Balanced Account (SA#32)

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Investment Objectives:  This Investment Option seeks to maximize long-term total return through a combination of current income and capital appreciation, with an aggressive level of risk.  The long-term investment objective is to exceed the median return of the Lipper Flexible Portfolio Peer Group, and to exceed the median return of its customized benchmark index (55% Russell 1000, 15% MSCI EAFE, 25% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

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Investment Strategies: The Investment Option invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Investment Option may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: SA 32 may invest in Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  This Investment Option may invest heavily in equity securities.  The range of investment allowed in each investment sector at the separate account level is: 40-90% equities (including up to 30% international equities), 0-40% fixed income, and 0-60% short term.  These sector allocations may vary from time to time.

Not more than 5% of the Investment Option shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.  Investments in fixed income securities rated below investment grade is limited to 5% of the portfolio

•	Primary Risk: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Large-Cap Equity Options

Core Equity Account (SA#11), International Equity Account (SA#22), Large Capitalization Equity Account (SA#23), LVIP S&P 500 Index Account (SA#27), Value Equity Account (SA#28),  LVIP Delaware Social Awareness Account (SA#33), American Funds Insurance Series Global Growth Account (SA#34), Fidelity® VIP Contrafund Account (SA#35), American Funds Insurance Series International Account (SA#54), Delaware Value Account (SA#61), and BlackRock Capital Appreciation Account (SA#81).  This category of Accounts invests for growth. Because they invest in larger, more established/developed companies and/or countries, growth accounts generally tend to have lower risk and return than more aggressive stock-based accounts.

Core Equity Account (SA#11)

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Investment Objectives:  This Investment Option seeks to pursue long-term capital appreciation and invests in a diversified portfolio of well-established companies with both growth and value characteristics; including large-sized U.S. companies, with some emphasis on medium-sized companies. The long-term investment objective is to achieve investment results that are superior, over a market cycle, to those of the equity market as a whole, without experiencing excessive short-term volatility.  The Russell 1000 Index is the investment benchmark.

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Investment Strategies: This Investment Option invests in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants (Common Stock of LNC or affiliated entities may not be purchased) and high quality money market instruments and other debt securities.  Stock index futures contracts or exchange-traded funds may be purchased in place of securities up to 10% of the Account.  The portfolio managers seek companies with earnings and/or revenues that are growing faster than the industry average by blending a growth-oriented management style—which focuses on seeking growth companies at a reasonable price—and a value-oriented management style, which seeks companies within an industry with current stock prices that do not reflect the stocks’ perceived true worth.  The companies sought typically have above average capitalization and earnings growth expectations and below average dividend yields.  More specifically, this Investment Option seeks to invest in companies believed to show growth potential that significantly exceeds the average expected growth rate of companies in the same industry; and are undervalued in the market relative to the companies’ industry peers.  The portfolio is “sector neutral” with sector weightings close to the Index. The sector allocations can vary from time to time.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

International Equity Account (SA#22)

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Investment Objectives:  This Investment Option seeks a total return from capital appreciation and dividend income.  The long-term investment objective is to exceed the change in the U.S. Consumer Price Index by 5% over an economic cycle of five to seven years.  The objective is to exceed the return of the MSCI EAFE Index benchmark.

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Investment Strategies:  This Investment Option pursues its investment objective by investing in a portfolio of stocks of non-United States companies. This Investment Option invests in common stocks and other equity securities such as American Depository Receipts, Global Depository Receipts, preferred stock and debt securities with conversion privileges or rights or warrants.  Up to 10% of the value of this Investment Option may be invested in international bonds.  Before buying any stock, the Investment Option’s management looks at the stock’s current dividend and future dividend growth.  This projected dividend stream is then discounted to its present value and adjusted for projected local inflation. The Investment Option’s manager estimates the “true” value of a stock based on these projections.  Stocks selling below this estimated “true” value become candidates for the Fund, since they are believed to offer income and appreciated potential.  The portfolio manager considers the value of each country’s currency, political situation, and accounting standards to identify factors that may increase or decrease individual stock values. In order to diversify, no more than 5% of the Investment Fund shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

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Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Currency Risk; Interest Rate Risk; Investment-Style Risk; Manager Risk; and Market Risk.  This Account invests in more volatile equity stocks and bears additional risk factors because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.975%

Large Capitalization Equity Account (SA#23)

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Investment Objectives:  The primary objective of this Investment Option is maximum capital appreciation.   The long-term objective is to exceed the total return of the Russell 1000 Growth Index over a complete market cycle.

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Investment Strategies: This Investment Option pursues its investment objectives by investing in companies that are believed to have long-term capital appreciation and are expected to grow faster than the U.S. economy.  Under normal circumstances, in pursuing its investment objectives, the Investment Option will invest at least 80% of its net assets in U.S. or domestic investments.  The Investment Option may also invest in convertible bonds, preferred stocks and convertible preferred stocks, provided that these investments, when aggregated with the account’s debt securities and bonds, do not exceed 35% of the Investment Option’s assets.  In order to diversify, with respect to 75% of the assets in the Investment Option, no more than 5% of the Investment Option shall be invested in the securities of any one issuer at time of purchase.  With respect to the remaining 25% of the assets in the Investment Option, no more than 10% of the Investment Option shall be invested in the securities of any one issuer at time of purchase.

No more than 25% of the Investment Option shall be invested in the securities of issuers conducting their principal business activities within the same industry.  Additionally, cash is held when investments that meet purchase criteria are not available.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

LVIP S&P 500 Index Account (SA#27)

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Investment Objectives:  This Investment Option seeks to replicate as closely as possible, before expenses, the total return of the Standard & Poor’s 500 Composite Stock Price Index, an index emphasizing stocks of large US companies.

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Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the LVIP S&P 500 Index Fund (the “Fund”), a Lincoln Variable Insurance Trust Fund managed by Mellon Capital Management Corporation.  The Fund pursues its objective by investing in all the securities that make up the S&P 500 Index, although the fund reserves the right not to invest in every security in the S&P 500 Index if it is not practical to do so under the circumstances (such as when the transaction costs are high, there is a liquidity issue, or there is a pending corporate action).  Under normal market conditions, the fund will invest at least 90% of its assets in securities of issuers included in the S&P 500 Index.   The S&P 500 Index is a widely used measure of large US company stock performance.  The stocks in the S&P 500 Index account for nearly three-quarters of the value of all US stocks.  The S&P 500 Index consists of the common stocks of 500 major corporations selected according to: size; frequency and ease by which their stocks trade; and range and diversity of the American economy.

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Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.  For this Investment Option, the performance of the large capitalization portion of the U.S. stock markets is crucial.  Since the Investment Option invests at least 80% of its assets in the stocks of companies included in the S&P 500 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the S&P 500 Index.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Mellon Capital Management Corporation.

•
Expense:  The operating expense associated with the underlying Fund has been deducted from the rates of return.  At the Separate Account level the fee is 0.29%; at the Fund level the fee is 0.28%, for a total expense of 0.57%.

Value Equity Account (SA#28)

•	Investment Objectives: This Investment Option seeks to maximize long-term total return. The long-term objective is to exceed the total return of the Russell 1000 Value Index over a market cycle.

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Investment Strategies: This Investment Option invests in a portfolio of undervalued common stocks of large-capitalization companies.  The average market capitalization of the stocks in the portfolio exceeds $5 billion.  The portfolio manager seeks to purchase these stocks when they are selling at a low price relative to the value of the company, achieving income from both above average dividends and an increase in stock prices. To reduce risk, the portfolio manager avoids purchases in stocks expected to experience drastic up and down movements, or that have high expectations for growth factored into the stock portfolio. It is expected that the Investment Option will have lower risk and volatility than broad market indexes.  The Investment Option will control risk primarily by buying companies with an intrinsic value higher than that of the current stock price.  In order to diversify, no more than 5% of the Investment Option shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Wells Capital Management LLC.

•	Expense: 0.75%

LVIP Delaware Social Awareness Account (SA#33)

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Investment Objectives:  This Investment Option seeks growth of capital and long-term return by investing in companies committed to human needs.  The long-term objective is to exceed the return of the Russell 1000 Index.

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Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the LVIP Delaware Social Awareness Fund (the “Fund’), a Lincoln Variable Insurance Trust Fund managed by Delaware Management Business Trust.  The Fund invests in common stocks of established, growing, and profitable companies. This Fund is a conscientious vehicle that combines performance with social responsibility and purchases common stocks of companies with attractively priced, consistent earnings growth. This Fund will not knowingly purchase or hold securities of companies that: (1) harm or are likely to harm the natural environment; (2) produce nuclear power, design or build nuclear power plants or make equipment for producing nuclear power; (3) make or contract for military weapons; (4) engage in the liquor, tobacco or gambling industries; or (5) engage in the use of animals to test their products when developing new cosmetic and personal care products.

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Primary Risk:  Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  Because this Account avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes.  The Investment Option invests in medium sized as well as large sized companies, and the Investment Option’s performance may be affected if stocks in one of those two groups of companies do not perform as well as stocks in the other group.

Furthermore medium-sized companies, which are not as well established as large-sized companies, may (1) react more severely to market conditions and (2) suffer more from economic, political and regulatory developments.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Delaware Management Company.

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Expense:  The operating expenses associated with the underlying fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.42%, for a total expense of 0.72%.

American Funds Insurance Series Global Growth Account (SA#34)

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Investment Objectives:  This Investment Option seeks to provide long-term growth of capital.  Future income is a secondary objective.  The long-term objective is to exceed the return of the Morgan Stanley Capital International (MSCI) World Index.

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Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the American Funds Global Growth Fund (“Fund”), a variable insurance trust fund.   The fund seeks to make your investment grow over time by investing primarily in common stocks of companies located around the world.  The fund is designed for investors seeking capital appreciation through stocks.  Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

•	Primary Risks: Inflation Risk; Liquidity Risk; Country Risk; Currency Risk; Investment-Style Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Capital Research and Management Company.

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Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.83%, for a total expense of 1.13%.

Fidelity® VIP Contrafund Account (SA#35)

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Investment Objectives:  This Investment Option seeks capital appreciation by investing in shares of companies whose value, the portfolio manager believes, is not fully recognized by the market.  The long-term investment objective is to exceed the return of the Russell 3000 Index.

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Investment Strategies:  To achieve its objective, this Investment Option invests in shares of Fidelity® VIP Contrafund (the “Fund”), a variable insurance trust fund.  The Fund invests primarily in U.S. common stock and securities convertible into common stock, but it has the flexibility to invest in other types of securities as well, including investing in foreign issuers.  The Fund may invest in companies (1) experiencing positive fundamental change such as a new management team or product launch; significant cost-cutting initiative(s); and/or a merger, acquisition, or reduction in industry capacity that should lead to improved pricing; (2) whose earnings potentially have increased or are expected to increase more than generally perceived; (3) that have enjoyed recent market popularity but which appear to have temporarily fallen out of favor for reasons considered non-recurring or short term; and/or (4) that are undervalued in relation to securities of other companies in the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Country Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Fidelity Management & Research Company.

•
Expense:  The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.76%, for a total expense of 0.91%.

American Funds Insurance Series International Account (SA#54)

•	Investment Objectives: This Investment Option seeks capital appreciation through stocks. The long-term investment objective is to exceed the return of the MSCI EAFE Index.

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Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the American Funds International Fund, a variable insurance trust fund.  The Fund invests primarily in the common stocks of companies located outside the United States.  Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.  In unusual circumstances, the Investment Option may be invested in high quality money market instruments and other debt securities with maturities generally not exceeding one year.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Country Risk; Currency Risk; Investment-Style Risk; Manager Risk; and Market Risk. This Fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Capital Research & Management Company.

•
Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.79% for a total expense of 1.09%.

Delaware Value Account (SA#61)

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Investment Objectives:  This Investment Option seeks long-term capital appreciation by investing primarily in large-capitalization companies that are believed to have long-term capital appreciation potential.  The long-term objective is to exceed the return of the Russell 1000 Value Index.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the Delaware Value Fund (the “Fund”), a mutual fund of Delaware Management Business Trust.  The Fund invests primarily in large-capitalization companies that have long-term capital appreciation potential.  The Fund currently defines large-cap stocks as those with market capitalization of $5 billion or greater at time of purchase.  The Fund will not seek current income as a secondary objective.  The Fund’s managers follow a value-oriented investment philosophy in selecting stocks using a research-intensive approach and considering such factors as: security prices that reflect a market valuation that is judged to be below the estimated present or future value of the company; favorable earnings growth prospects; expected above-average return on equity and dividend yield; the financial consideration of the issuer; and various qualitative factors.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  Since this Account is invested in the Delaware Value Fund, which is an equity-based fund, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Delaware Management Company.

•
Expense:  The operating expenses associated with the Fund have been deducted from the rates of return.  At the Separate Account level, the fee is 0.30%; at the Fund level the fee is 0.75%, for a total expense of 1.05%.

BlackRock Capital Appreciation Account (SA#81)

•	Investment Objectives: This Investment Option seeks long-term growth of capital. The long-term objective of the Investment Option is to exceed the return of the Russell 1000® Growth Index.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the BlackRock Capital Appreciation Portfolio (the “Fund”), a registered investment company.  Under normal market conditions, the Fund invests at least 80% of its assets in the common and preferred stock of mid- and large-sized companies.  The Fund seeks to invest in fundamentally sound companies with strong management, superior earnings and growth prospects and attractive relative valuations.  The Fund emphasizes large companies that exhibit stable growth and accelerated earnings.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Market Risk; and Manager Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by BlackRock Advisors, Inc.

•
Expense:  The operating expenses associated with the underlying Fund have been deducted from the rates of return. At the Separate Account level the fee is 0.05%; at the Fund level the fee is 1.35%, for a total expense of 1.40%.

Medium- and Small-Cap Equity Options

Medium Capitalization Equity Account (SA#17), Small Capitalization Equity Account (SA#24), LVIP Small-Cap Index Account (SA#36), Neuberger Berman Mid Cap Growth Account (SA#37), and Neuberger Berman AMT Regency Account (SA#38).  Investment Options in this category seek capital appreciation by investing in stocks of small and medium-sized companies within the United States or emerging market countries.  Generally, these companies are striving to be leaders in developing new products or markets and have above average earnings growth potential.

Medium Capitalization Equity Account (SA#17)

•	Investment Objectives: This Investment Option seeks to maximize long-term total return. The long-term objective is to exceed the performance of the Russell Midcap Growth Index.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in stocks of medium-sized companies that have strong financial characteristics. This Investment Option manager looks for companies that are profitable, have high return on equity, high reinvestment rates and have a low price relative to earnings growth.  This Investment Option will invest primarily in securities, which have a market capitalization at the time of purchase within the capitalization range of the performance evaluation benchmark (Russell Midcap Growth Index) recognizing that this may fluctuate over time. In order to diversify, no more than 5% of the Account shall be invested at cost in the securities of any corporation and no more than 25% of the Account shall be invested in the securities of any industry.

•
Primary Risk: Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  The stock of medium-size companies may not be as well known and may experience more sudden fluctuations.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to T. Rowe Price Associates, Inc.

•	Expense: 0.75%

Small Capitalization Equity Account (SA#24)

•
Investment Objectives:  This Investment Option seeks long-term capital appreciation.  The long-term investment objective of this Investment Option is to exceed the total return of the Russell 2000 Growth Index.

•
Investment Strategies:  To achieve its objective, this Investment Option purchases stocks of small companies having the potential to grow rapidly and produce superior returns. Small cap companies generally are those between $200 million and $2 billion in market capitalization. The Investment Option manager looks for stocks of companies that it expects to benefit from trends within the economy, the political arena, and society at large. In order to diversify, no more than 5% of the Investment Option shall be invested in the securities of any corporation and no more than 25% of the Investment Option shall be invested in companies within the same industry.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.  Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.  This Investment Option attempts to control risk primarily by managing a diversified portfolio regarding number of securities and industry exposure, composed of companies with a more attractive valuation characteristics less than similar companies in their industry.

•	Account Manager: LNL is the registered investment advisor and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

LVIP Small-Cap Index Account (SA#36)

•
Investment Objectives:  This Investment Option seeks to replicate, as closely as possible, the total return of the Russell 2000 Small Stock Index, an index consisting of 2000 small-capitalization common stocks.  The Fund invests for growth and does not seek income as a primary objective.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in shares of the LVIP Small-Cap Index Fund (the “Fund”), a Lincoln Variable Insurance Trust Fund managed by Mellon Capital Management Corporation.  The fund pursues its objective by investing primarily in the securities that make up the Russell 2000 Index, although it reserves the right not to invest in every security in the Russell 2000 Index if it is not practical to do so under the circumstances (such as when the transaction costs are too high, there is a liquidity issue, or there is a pending corporate action).  Under normal circumstances, the fund intends to invest at least 80% of its assets, determined at the time of purchase, in stocks of companies included in the Russell 2000 Index and in derivative instruments such as stock index futures contracts and options, that provide exposure to the stocks of companies in the Russell 2000.  The Russell 2000 Index is a widely used measure of small U.S. company stock performance.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk.  Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.  There is a risk that the value of securities in the aforementioned sectors or the value of an individual stock will decline due to changing expectations for the performance sector or individual company issuing the stock.

Because the Fund invests at least 80% of its assets in the stocks of companies included in the Russell 2000 Index and in derivative instruments that provide exposure to the stocks of companies in the Russell 2000 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the Index.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Mellon Capital Management Corporation.

•	Expense: At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.46%, for a total expense of 0.61%.

Neuberger Berman AMT Mid Cap Growth Account (SA#37)

•	Investment Objectives: This Investment Option seeks capital appreciation. The long-term investment objective is to exceed the return of the Russell Mid-Cap Growth Index.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in the AMT Mid-Cap Growth Portfolio (the “Fund”), a variable insurance trust fund.  The Fund invests at least 80% of its net assets in common stocks of mid-cap companies.  The Fund invests in a diversified portfolio of common stocks believed by the portfolio manager to have the maximum potential to offer comparatively attractive long-term returns. Normally this Fund invests primarily in the common stocks of mid-cap companies but may at times favor the relative safety of large-cap securities and the greater growth potential of smaller cap securities over mid-cap securities.  Additionally, it may invest in money market instruments and other debt securities.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.  Mid-cap companies offer potential for higher returns, but the risk associated with them is also higher.  Mid-cap stocks have a historically shown risk/return characteristics that are in between those of small- and large- cap stocks.  Their prices can rise and fall substantially.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Neuberger Berman Management, Inc.

•
Expense:  The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.90%, for a total expense of 1.05%.

Neuberger Berman AMT Regency Account (SA#38)

•	Investment Objectives: This Investment Option seeks growth of capital. The long-term objective is to exceed the return of the Russell Mid-Cap Value Index.

•
Investment Strategies:  To achieve its objective, this Investment Option invests in shares from the Neuberger Berman AMT Regency Portfolio (the “Fund”), a variable insurance trust fund.  The Fund invests mainly in common stocks of mid-capitalization companies and invests in common stocks of established mid-to-large capitalization companies.  Specifically, the Fund looks for well-managed companies whose stock prices are undervalued.  Factors in identifying these firms may include: strong fundamentals, such as company’s financial, operational and competitive positions; consistent cash flow; and a sound earnings record through all phases of the market cycle.  The management may also look for other characteristics in a company, such as a strong position relative to competitors, a high level of stock ownership among management and a recent sharp decline in stock price that appears to be the result of a short-term market overreaction to negative news.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk.  This Account involves greater risk than large-cap stocks; therefore, it is a more aggressive investment.  Mid-cap stocks are traditionally less stable than large-cap stocks since they are typically smaller companies with track records that are still growing.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Neuberger Berman Management, Inc.

•
Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.96%, for a total expense of 1.11%.

Lincoln National Corporation Stock Unit Fund

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in employer securities.

•
Investment Strategies:  To achieve its objective, this Fund invests in hypothetical units reflecting the value of LNC Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks:  Investment-Style Risk; Inflation Risk; Liquidity Risk; and Market Risk. This Fund is a non-diversified fund—it invests in the stock of a single issuer.  It is therefore a riskier investment than an investment option that invests in a diversified pool of stocks of companies with similar characteristics as this Account.  For a description of the risks associated with investment in Lincoln National Corporation, see “Risk Factors” beginning on page 4 of this Summary Plan Description and Prospectus.  It is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the Fund.

•	Dividends: Dividends paid with respect to your investment in the LNC Stock Unit Fund will be automatically reinvested in LNC Stock Units-no action is required.

•
Share Ownership: If you invest in this Fund you will not actually own or have the right to own shares of LNC Common Stock.  In addition, neither the Plan nor a trust funding the Plan will own actual shares of LNC Common Stock.  Instead, your Plan account will be credited with hypothetical LNC Stock Units equal in value to the amount of your contribution.  You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and receive our Common Stock.

•	Share Voting Rights: You will not have voting rights with respect to your investment in this Fund.

•
Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction involving LNC securities, including derivative securities that might cause an increase or decreases in their interest in the

Fund.  Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Investment Option during previously announced window trading periods described in LFG’s Insider Trading and Confidentiality Policy.

•	Account Manager: Wells Fargo Bank.

•	Expense: 0.00%

WHERE YOU CAN FIND MORE INFORMATION

 We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or
SEC. You may read and copy any document we file with the SEC at:

•  public reference room maintained by the SEC in: Washington, D.C. (100 F. Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus Supplement is part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This prospectus supplement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us, including the additional information described under “Documents Incorporated by Reference” is also available on our web site at http://www.lincolnfinancial.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus Supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this Prospectus Supplement:

•	LNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	LNC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	LNC’s Current Reports on Form 8-K filed with the SEC on February 13, April 1, (except Item 7.01 on such Form 8-K shall not be deemed incorporated by reference herein) and May 6, 2008.

Each LNC document filed subsequent to the date of this Prospectus Supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

We will provide without charge to each person to whom this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.  Please direct your oral or written request to:  C. Suzanne Womack, 2nd Vice President & Secretary, 150 N. Radnor Chester Road, Radnor, PA  19342, 610-583-1400, or swomack@lfg.com.

EXPERTS

The consolidated financial statements of LNC included in LNC’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of LNC’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such financial statements and management's assessment of internal control over financial reporting are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dennis L. Schoff, Esq., Senior Vice President and General Counsel of Lincoln National Corporation.  As of March 31, 2008, Mr. Schoff beneficially owns approximately 177,192 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.